UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2015

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Kesa Tsuda, the Senior Vice President and Chief People Officer of United Online, Inc. (the “Company”), departed the Company on November 1, 2015.

On November 18, 2015, Ms. Tsuda entered into a General Release and Agreement (the “Agreement”) with the Company which contains a customary release of claims in favor of the Company.  Pursuant to the Agreement, Ms. Tsuda will receive (a) a severance payment of $215,000; (b) a $4,000 payment in lieu of career outplacement services; (c) the premium amount for up to three months of COBRA health benefits continuation coverage (assuming such coverage is elected by Ms. Tsuda); and (d) accelerated vesting of stock option awards covering 14,000 shares of Company common stock and restricted stock unit awards covering 4,778 shares of Company common stock.  Ms. Tsuda’s vested stock option awards will remain exercisable in accordance with the terms of the underlying award agreements.  Ms. Tsuda may revoke the Agreement in writing within seven days after November 18, 2015.

The foregoing description of the material terms of the Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Item 8.01.                                        Other Events.

As previously disclosed, the Company’s Board of Directors (the “Board”) has appointed Howard Phanstiel, a Company director since October 2008, as the Company’s new Principal Executive Officer, effective November 18, 2015.  On November 17, 2015, Mr. Phanstiel resigned from his position as a member of the Board’s Audit Committee and the Board’s Nominating and Corporate Governance Committee.  Mr. Phanstiel continues to serve as Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2015	UNITED ONLINE, INC.

	By:	/s/ Mark Harrington
Mark Harrington
Executive Vice President, General Counsel and Secretary